Exhibit (a)(15)




                                   TENDER YOUR HEI SHARES TODAY FOR
                                        $8.00 PER SHARE IN CASH

Fellow HEI Shareholders:

     We own more than 18% of HEI's  outstanding stock and are by far its largest
shareholder.   We are offering  to buy from you  another 11.5% of the  stock to increase our ownership and as part of our effort to gain control of HEI's Board of Directors.

     - Our offer is scheduled to expire at 11:00 p.m., Central Standard Time, on April 7th.

     - Our offer represents a 78% PREMIUM over the closing price of shares on the day before we began buying them in December.

     - Our offer gives you a chance to get a generous cash premium for all of your shares or (in the event of proration) some of your shares.

     - Our offer is subject to certain customary conditions but is NOT subject to a financing condition.

     - Our offer can be completed promptly if the Company's Board of Directors cooperates, and if they don't, we will call a special meeting and let you, the shareholders, decide for yourselves.

     Please don't let the Board's scare tactics keep you from tendering your shares. These directors just want to keep their Board seats and stock
options.   We  have  absolutely no  intention  of liquidating the Company's assets, laying off employees, moving operations out of Victoria, Minnesota, or otherwise disrupting the Company's operations.

     PLEASE TENDER YOUR SHARES TODAY FOR IMMEDIATE VALUE.   WE ARE COMMITTED
TO MAKING EVERY REASONABLE EFFORT TO COMPLETE THIS TENDER OFFER PROMPTLY!

     We urge you to read our Offer to Purchase and the related materials carefully. If you need further information or any assistance in tendering your HEI shares, please contact:

               The Dealer Manager:                 The Information Agent:
                RJ STEICHEN & CO                 BEACON HILL PARTNERS, INC.
                 (612) 341-6200                   Toll-Free (800) 253-3814
                                                             or
                                                  Collect (212) 843-8500


                                 Anthony J. Fant



[Graph with the following byline: April 7, 1997 - Reuters - HEI announces that it has "received notice from its largest customer to begin phasing out production" of that customer's product. "What if HEI Loses Another Big Customer This Year?" A line graph representing the stock price of HEI from 1/3/97 through 3/27/98 at monthly intervals. The graph notes the point at which the following events occurred: "HEI announces that it has 'received notice from its largest customer to begin phasing out production'", "Mr. Fant begins accumulating shares of HEI stock" and "Mr. Fant discloses his intent to gain control of HEI"]



                               FANT INDUSTRIES INC.